Contact:
Icahn Capital LP Susan Gordon (212) 702-4309

CARL ICAHN RELEASES OPEN LETTER
 TO SANDRIDGE ENERGY STOCKHOLDERS

New York, New York, May 23, 2018 – Today Carl Icahn released the following open letter to stockholders of SandRidge Energy, Inc. (NYSE: SD):

Fellow Stockholders:

I am pleased to announce that we have engaged Matthew K. Grubb, former President and Chief Operating Officer of SandRidge Energy, Inc., as a consultant both in connection with our upcoming proxy contest to replace the entire board of directors of SandRidge and to explore strategic alternatives for SandRidge on our behalf.

Matt has almost 30 years of experience in the oil and gas industry and is currently President and Chief Executive Officer of Compass Production Partners, LP, a private oil and gas company with operations in Northern Louisiana and the Midland Basin of West Texas. Prior to joining Compass Production Partners in January 2014, Matt was President and Chief Operating Officer of SandRidge, where he was employed from 2006 to 2013 (well before the company's 2016 bankruptcy filing). Matt was employed by Samson Resources from 1995 to 2006 and last served as Division Operations Manager of East Texas and Southeast U.S. Regions for Samson Resources. Matt currently serves as a board member on the Foundation Board of the Children's Center Rehabilitation Hospital, a non-profit organization. Matt earned a Bachelor of Science degree in Petroleum Engineering in 1986 and a Master of Science degree in Mechanical Engineering in 1988, both from Texas A&M University.

Matt's experience, expertise, and familiarity with SandRidge and its assets will be integral to our outreach over the next few weeks as we explain our strategy to maximize stockholder value and to the execution of next steps after the company's annual meeting.

We look forward to further introducing you to Matt.

 Sincerely yours,

Carl Icahn

We urge you to vote –

•	FOR OUR HIGHLY-QUALIFIED NOMINEES AS DIRECTORS RATHER THAN THE FAILED INCUMBENT BOARD

•	AGAINST THE BOARD'S PROPOSAL TO RATIFY AND EXTEND THE MASSIVELY DILUTIVE POISON PILL

•	AGAINST THE BOARD'S PROPOSAL TO APPROVE THE COMPANY'S EGREGIOUS EXECUTIVE COMPENSATION

If you have any questions or require any assistance in executing your proxy, please call:

Harkins Kovler, LLC
Shareholders call toll-free: +1 (844) 218-8384
Banks and Brokerage Firms call: +1 (212) 468-5380
Email: sd@harkinskovler.com

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Additional Information and Where to Find it;
Participants in the Solicitation

CARL C. ICAHN AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (TOGETHER, THE "PARTICIPANTS") FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC (THE "ANNUAL MEETING"). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN SANDRIDGE ENERGY, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SANDRIDGE ENERGY, INC.